Exhibit 5.2

October 6, 2014

Yamana Gold Inc.

200 Bay Street

Royal Bank Plaza, North Tower

Suite 2200

Toronto, ON M5J 2J3

- and —

Paul, Weiss, Rifkind, Wharton &

Garrison LLP

Toronto-Dominion Centre

77 King Street West,

Suite 3100

Toronto, ON M5K 1J3

Dear Sirs:

We have acted as Canadian counsel to Yamana Gold Inc. (the “Company”) in connection with the issuance by the Company of US$500,000,000 aggregate principal amount of 4.950% Senior Notes due 2024 (the “Exchange Notes”) in exchange for an equal aggregate principal amount of the Corporation’s existing unregistered notes carrying the same terms (the “Unregistered Notes”). The Unregistered Notes have been and the Exchange Notes will be guaranteed (the “Guarantees”) on a full and unconditional basis by each of the guarantors listed in Schedule A hereto (the “Guarantors”).

We understand that the Company intends to offer to exchange the Unregistered Notes and the Guarantees for an equivalent principal amount of Exchange Notes and related Guarantees, pursuant to an exchange offer registered with the United States Securities and Exchange Commission (the “SEC”).

The Exchange Notes and related Guarantees will be issued pursuant to an indenture (the “Indenture”) dated as of June 30, 2014 among the Company, Wilmington Trust, National Association, as trustee (the “Trustee”) and Citibank, N.A., as paying agent, registrar and authenticating agent (the “Securities Administrator”), as supplemented by a supplemental indenture among the Company, the Guarantors, the

Securities Administrator and the Trustee (including the Guarantees contained therein) dated as of June 30, 2014 (the “Supplemental Indenture”).

Documents Reviewed

As Canadian counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a)                                 the Indenture; and

(b)                                 the Supplemental Indenture;

(c)                                  an exchange and registration rights agreement among the Company, the Guarantors and Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the Initial Purchasers dated as of June 30, 2014 (the “Registration Rights Agreement”);

(d)                                 the global certificates evidencing the Exchange Notes (the “Global Exchange Notes”); and

(e)                                  a registration statement of the Company on Form F-10/F-4 with respect to the Exchange Notes and the Guarantees (the “Registration Statement”).

The documents described in (a) — (d) above are collectively referred to herein as the “New York Documents”.

Assumptions and Fact Reliance

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions expressed below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, certified or otherwise.

We have assumed as to matters of fact, the truthfulness of the representations made in the New York Documents and in certificates of public officials and officers of the Company, copies of which have been delivered to you.

We have assumed that each of the parties to a New York Document, other than the Company, is a validly subsisting legal entity, has all requisite power and capacity to execute and deliver each New York Document to which it is a party and to exercise its rights and perform its obligations thereunder, and has taken all necessary action to authorize the execution and delivery of each such New York Document and the exercise of its rights and the performance of its obligations thereunder.

We have assumed that each New York Document is the legal, valid and binding obligation of each party thereto (other than the Company), enforceable against each such party in accordance with its terms.

For the purposes of our opinion in respect of the Company in paragraph 1 below, we have relied exclusively upon a compliance certificate dated October 3, 2014  issued by Industry Canada in respect of the Company, which we assume continues to be true and accurate as of the date of this opinion.

We express no opinion with respect to any filings, proceedings, permits, consents, orders or authorizations which may be required in connection with any transaction including a party having the status under applicable laws as an insider of, or a person in a “special relationship” with, the Company.

Scope of Opinions

Our opinions are expressed only with respect to the laws of the Provinces of Ontario and British Columbia (collectively, the “Provinces”) and the federal laws of Canada applicable therein which are in effect on the date of this opinion and we assume no obligation to update these opinions to take into account any changes to such laws after the date hereof.  We express no opinion as to any laws or matters governed by the laws of any other jurisdictions.

Opinions

Based and relying upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

Incorporation

1.                                                                                      The Company is a corporation continued under the laws of Canada and has not been dissolved.

Execution and Delivery

2.                                                                                      The Company has the corporate power and capacity to execute and deliver each New York Document to which it is a party and to perform its obligations thereunder.   The execution, delivery and performance of each New York Document to which the Company is a party has been duly authorized by all necessary corporate action on the part of the Company and, to the extent that execution and delivery are matters governed by the laws of the Provinces and the federal laws of Canada applicable therein, has been duly executed and delivered by the Company.

No Contravention or Conflicts

3.                                                                                      The execution and delivery by the Company of each New York Document to which the Company is a party and the performance of its obligations thereunder do not contravene or result in a breach of or constitute a default under its articles or by-laws.

4.                                                                                      The execution and delivery by the Company of each New York Document to which it is a party and the performance of its obligations thereunder do not contravene any statute or regulation of the Provinces or Canada binding on or applicable to it.

Qualification

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

This opinion letter is being delivered to you for your use only in connection with the filing of the Registration Statement with respect to the Exchange Notes and the Guarantees with the SEC and may not be relied upon by any other person other than you.  We understand that Paul, Weiss, Rifkind, Wharton & Garrison LLP is relying on this opinion letter for purposes of the opinion to be delivered by such firm in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that forms part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 or the United States Securities Act of 1933.

Yours truly,

/s/ CASSELS BROCK & BLACKWELL LLP

Schedule A

Guarantors

Jacobina Mineração e Comércio Ltda.

Mineração Maracá Industria e Comércio S.A.

Yamana Argentina Holdings BV

Yamana Chile Rentista de Capitales Mobiliarios Limitada

Minera Meridian Limitada

Minera Meridian Minerales, S. de R.L. de C.V.